Exhibit 99.1

NEWS RELEASE	Oct 10, 2007

FSI Announces Third Quarter Revenues below Expectations

VICTORIA, BRITISH COLUMBIA, Oct. 10, 2007 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable and environmentally safe water and energy conservation technologies, as well as anti-scalant technology. Today the Company announces, reduced year over year revenues in Third Quarter (Q3) for the NanoChem and Watersavr Divisions.

Although sales from the NanoChem Division into agriculture, oil and detergent industries continue to be strong, maintenance shut downs in the oil extraction industry, during Q3, 2007 will have a comparative year over year effect on top line revenues for FSI. Maintenance shut downs did not take place in Q3, 2006 and therefore, Q3, 2006 revenues from the NanoChem Division were significantly higher than Q3, 2007 revenues. It is under stood that shut downs did not occur in 2006 because high oil prices encouraged the oil companies to continue production. Oil production shut downs are normally expected on an annual basis.

A much smaller but negative impact on year over year Q3 revenues was a Watersavr sale to the Country of Libya in 2006. The initial order has not yet been fully used and therefore a reorder has not occurred.  However, as a result of water issues around the world as well as, much higher costs of water desalination and purification, the WaterSavr Division has been experiencing sales success. This is true, particularly in Australia, where drought has ravaged the country for more than 20 years. The water evaporation season for Australia is October to May and further Watersavr sales are expected.

Q3, 2007 top line revenue for FSI is expected to be $1.3 million as compared to $1.9 million for Q3, 2006. Therefore, revenue growth is expected to be flat for 2007 but, should resume in 2008. Third Quarter financials will be available by mid-November when the Company’s auditors have completed their review.

About Flexible Solutions International
Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. FSI is the developer and manufacturer of WaterSavr, the world’s first commercially viable water evaporation retardant.  WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a “liquid blanket” evaporation retardant for the commercial swimming pool and spa markets, reduces energy costs by 15% to 40% and, further results in reduced indoor humidity. The Company’s Ecosavr product targets the residential swimming pool market. The Company’s Nanochem Solutions, Inc., subsidiary specializes in environmentally friendly, green chemistry, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic acid.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Flexible Solutions International
615 Discovery Street, Victoria, BC  V8T 5G4 CANADA

      Company Contacts

Jason Bloom
Tel: 250.477.9969
Toll Free: 800.661.3560
Fax: 250.477.9912
Email: info@flexiblesolutions.com

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